Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

BY

CRYO-CELL INTERNATIONAL, INC.

OF

UP TO 750,000 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF $3.25 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK TIME, ON JULY 28, 2015, UNLESS THE TENDER OFFER IS EXTENDED.

Cryo-Cell International, Inc., a Delaware corporation (“Cryo-Cell,” “we,” “us” or “our”), is offering to purchase up to 750,000 shares of its common stock, par value $0.01 per share, at a price of $3.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as they may be amended and supplemented from time to time, constitute the tender offer. Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.01 per share, of Cryo-Cell.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if more than 750,000 shares are properly tendered and not properly withdrawn. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration date. We reserve the right, in our sole discretion, to increase the number of shares sought in the tender offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of shares accepted in the tender offer by no more than 2% of the outstanding shares without amending or extending the tender offer. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares are currently quoted on the Over-The-Counter Bulletin Board under the symbol “CCEL”. On June 29, 2015, the last trading day prior to the commencement of the tender offer, the last sale price of our shares reported on the Over-The-Counter Bulletin Board was $2.29 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. SEE SECTION 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF CRYO-CELL, OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY IS MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, CONSULT WITH YOUR OWN FINANCIAL AND TAX ADVISORS, AND MAKE YOUR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

OUR FIVE DIRECTORS, DAVID I. PORTNOY, MARK L. PORTNOY, JONATHAN H. WHEELER, M.D., GEORGE GAINES, AND HAROLD D. BERGER HAVE ALL INDICATED THAT THEY DO NOT INTEND TO TENDER ANY SHARES. OF OUR TWO EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS, JILL TAYMANS, VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER, HAS INDICATED THAT SHE DOES NOT INTEND TO TENDER ANY SHARES, AND OLEG MIKULINSKY, CHIEF INFORMATION OFFICER, HAS INDICATED THAT HE MAY TENDER UP TO 20,000 SHARES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact Laurel Hill Advisory Group, LLC, the information agent for the Offer (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

June 30, 2015

IMPORTANT

If you wish to tender all or any part of your shares, you should either (1) complete and sign the Letter of Transmittal, or a facsimile of it, according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Continental Stock Transfer and Trust Company, the Depositary for the tender offer, and mail or deliver the share certificates to the Depositary together with any other documents required by the Letter of Transmittal, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender shares pursuant to the tender offer and the certificates for your shares are not immediately available or you cannot deliver certificates for your shares and all other required documents to the Depositary before the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any U.S. jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such U.S. jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such U.S. jurisdiction and extend the tender offer to holders in such U.S. jurisdiction.

You should only rely on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent described later in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?	Cryo-Cell International, Inc., which we refer to as “Cryo-Cell,” “we,” “our” or “us,” is offering to purchase shares of our common stock, par value $0.01 per share, in a tender offer.

What will the purchase price for the shares be and what will be the form of payment?	We are offering to purchase your shares at a price of $3.25 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1.

How many shares will Cryo-Cell purchase?	We are offering to purchase 750,000 shares validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date (as defined below). 750,000 shares represent approximately 7.76% of our outstanding common stock as of June 22, 2015. As of June 22, 2015, there were 9,665,734 shares issued and outstanding (including shares of unvested restricted stock). See Section 11. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

In accordance with the rules of the SEC, we may increase the number of shares accepted in the tender offer by no more than 2% of the outstanding shares without amending or extending the tender offer. See Section 1.

Why is Cryo-Cell making the tender offer?	We believe the tender offer is a suitable use of our capital and that investing in our own shares is an efficient and equitable way to return capital and provide value to our stockholders. The tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without disruption to the trading of the shares on the Over-the-Counter Bulletin Board) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in Cryo-Cell and its future results. Furthermore, “odd lot holders”, as defined in Section 1, who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the tender offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. On June 1, 2015, the Cryo-Cell board of directors authorized Cryo-Cell to enter into this tender offer. See Section 2.

How will Cryo-Cell pay for the shares?	Assuming we purchase 750,000 shares in the tender offer, approximately $2,437,500 will be required to purchase the shares. We currently possess the cash funds necessary to purchase shares tendered in the tender offer and to pay related fees and expenses. The tender offer is not conditioned upon the receipt of financing. See Sections 7 and 9.

How long do I have to tender my shares?	You may tender your shares until the tender offer expires. The tender offer will expire on July 28, 2015 at Midnight (one minute after 11:59 p.m.), New York time, unless we extend it. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 1.

We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 14.

How will I be notified if Cryo-Cell extends the tender offer?	We will issue a press release by 9:00 a.m., New York time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 14.

What will happen if I do not tender my shares?	Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in Cryo-Cell, subject to our right to issue additional shares of common stock and other equity securities in the future. These stockholders will also continue to bear the risks associated with owning the shares, including risks resulting from our purchase of shares in the tender offer. Stockholders may be able to sell non-tendered shares in the future in market transactions or otherwise, at a net price higher or lower than the purchase price in the tender offer. However, the shares held by non-tendering stockholders may be affected by the limited trading volume of our shares on the Over-the-Counter Bulletin Board. See Sections 2 and 10.

Are there any conditions to the tender offer?	Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions, including:

•	No legal action shall have been proposed, instituted or pending, nor shall we have received notice of such action that challenges or otherwise relates to the tender offer or the availability of funds we intend to use to purchase shares in the tender offer.

•

No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States, declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, or any governmental or regulatory limitation or any event or adverse change in the financial or capital markets generally, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States, shall have occurred.

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, financial condition, income, operations or business or financial prospects shall have occurred.

•	No commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, shall have occurred.

•	No person shall have proposed, announced or made a tender or exchange offer for any or all of our shares (other than the tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction.

•	No person, including a “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 22, 2015. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares.

•	No change, condition or event (or any condition or event involving a prospective change) shall have occurred in our business, condition (financial or otherwise), assets, income, operations or financial prospects that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Cryo-Cell, on the value of or trading in our common stock, on our ability to consummate the tender offer or on the benefits of the tender offer to Cryo-Cell.

The tender offer is subject to these conditions and a number of other conditions. See Section 7.

How do I tender my shares?	To tender your shares, prior to Midnight (one minute after 11:59 p.m.), New York time, on July 28, 2015 (unless the tender offer is extended):

•	you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at its address appearing on the back cover page of this Offer to Purchase;

•	the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or “agent’s message”; or

•	you must comply with the guaranteed delivery procedure.

If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank or other nominee to effect the transaction for you. You may also contact the Information Agent for assistance.

See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested options for shares participate in the Offer?	Options to purchase our shares cannot be tendered in the Offer. If you hold vested but unexercised options and wish to participate in the Offer with respect to one or more of the underlying shares, you must first exercise such options in accordance with the terms of the agreement and equity incentive plan governing the options and Cryo-Cell’s policies and practices, and then you may tender the shares received upon such exercise in accordance with the Offer. If you exercise your option through a broker-assisted cashless exercise and sell some of the shares to pay the applicable exercise price and any applicable withholding taxes, you will only be able to tender the net shares that you receive after settlement of the exercise price and any withholding taxes.

Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your share option exercise prices and the expiration date of your options, the range of tender prices, the tax consequences of exercising your options and tendering the acquired shares and the provisions for pro rata purchases by Cryo-Cell described in Section 1. Employees tendering shares acquired upon exercise of incentive stock options under the U.S. federal income tax rules should be aware that “disqualifying disposition” rules may apply. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and pay the exercise price and applicable withholding taxes for such shares in accordance with the terms of the agreement and equity incentive plan governing the options and Company policies and practices at least seven business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested share options and pay the related exercise price no later than 5:00 p.m., New York time, July 17, 2015). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.

Holders of options to purchase Shares under our equity incentive plans that will vest prior to the Expiration Date may request copies of this Offer to Purchase, the Letter of Transmittal and related documents from the Information Agent.

How do holders of vested and unvested restricted stock awards participate in the tender offer?	We are not offering to purchase unvested shares of restricted stock and such shares cannot be tendered in the tender offer. If you hold vested shares and the restrictions on the shares have lapsed, you may tender the shares in accordance with the tender offer. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on the tax consequences of your restricted stock awards. We strongly encourage holders of restricted stock awards to discuss the tender offer with their own financial or tax advisor.

Once I have tendered shares in the tender offer, can I withdraw my tender?	You may withdraw any shares you have tendered at any time before Midnight (one minute after 11:59 p.m.), New York time, on July 28, 2015, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after August 25, 2015. See Section 4.

How do I withdraw shares I previously tendered?	You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at its address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for withdrawal of your shares.

Has Cryo-Cell or our board of directors adopted a position on the tender offer?	Our board of directors has approved the tender offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. See Sections 2 and 11. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Will Cryo-Cell’s significant stockholders, directors and officers tender shares in the tender offer?	Our five directors, David I. Portnoy, Mark L. Portnoy, Jonathan H. Wheeler, M.D., George Gaines, and Harold D. Berger have all indicated that they do not intend to tender any shares. Of our two executive officers who are not directors, Jill Taymans, Vice President, Finance and Chief Financial Officer, has indicated that she does not intend to tender any shares, and Oleg Mikulinsky, Chief Information Officer, has indicated that he may tender up to 20,000 shares.

Following the tender offer, will Cryo-Cell continue as a public company?	Yes, at least in the near future. As disclosed in previous filings our board of directors is evaluating a number of strategic alternatives for the company including deregistration under the Exchange Act. Our shares are currently held of record by fewer than 300 persons, making them currently eligible for deregistration under the Exchange Act, regardless of the number of shares tendered and purchased in the tender offer. Deregistration would allow us to cease filing periodic reports with the SEC under the Exchange Act, if our board of directors determines such deregistration to be in our best interests. However, our board of directors has not made any decision to deregister our common stock.

What happens if more than 750,000 shares are tendered in the tender offer?	We will purchase shares:

•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration date. See Section 1;

•	second, after purchasing the shares from the “odd lot” holders, from all other stockholders who properly tender shares and who do not properly withdraw them before the expiration date, on a pro rata basis, subject to the conditional tender provisions described in Section 6, with appropriate adjustments to avoid purchases of fractional shares until we have purchased 750,000 shares; and

•	third, only if necessary to permit us to purchase 750,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) and not properly withdrawn before the expiration date, by random lot to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, all of the shares that you tender on a conditional basis in the tender offer may not be purchased. See Section 1.

When will Cryo-Cell pay for the shares I tender?	We will pay the purchase price, net to you in cash, without interest, for the shares we purchase within three business days after the expiration of the tender offer and the acceptance of the shares for payment. In the event of proration, we do not expect to be able to commence payment for shares until approximately five business days after the expiration date. See Sections 1 and 5.

What is the recent market price of my Cryo-Cell shares?	On June 29, 2015, the last trading day prior to the commencement of the tender offer, the last sale price for our shares reported on the Over-the- Counter Bulletin Board was $2.29 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. During 2014, our common stock traded at prices higher than $3.25 per share, but has traded at less than such price so far during 2015. As a result, it is possible that you may receive less for your shares if you tender them than you would receive in a market sale. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?	If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Sections 1 and 3.

What are the United States federal income tax consequences if I tender my shares?	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) a dividend. Non-United States holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Sections 3 and 13. All stockholders should review the discussion in Sections 3 and 13 regarding material United States federal income tax issues and consult their own tax advisor regarding the tax consequences of the tender offer.

Will I have to pay any stock transfer tax if I tender my shares?	We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the letter of transmittal. See Section 5.

To whom can I talk if I have questions?	The Information Agent can help answer your questions. Contact information is set forth on the back cover page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the other documents we file with the SEC and oral statements made from time to time by us may contain statements which constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements may relate to our future operations, prospects, potential products, services, developments, business strategies or our future financial performance. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including:

(i)	any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities;

(ii)	any increased competition in our business including increasing competition from public cord blood banks particularly in overseas markets but also in the U.S.;

(iii)	any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees;

(iv)	any new services relating to other types of stem cells that have not yet been offered commercially, and there is no assurance that other stem cell services will be launched or will gain market acceptance;

(v)	any adverse impacts on revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our facility and costs relating to the commercial launch of new products;

(vi)	any unique risks posed by our international activities, including but not limited to local business laws or practices that diminish our affiliates’ ability to effectively compete in their local markets;

(vii)	any technological or medical breakthroughs that would render our business of stem cell preservation obsolete;

(viii)	any material failure or malfunction in our storage facilities; or any natural disaster or act of terrorism that adversely affects stored specimens;

(ix)	any adverse results to our prospects, financial condition or reputation arising from any material failure or compromise of our information systems;

(x)	the costs associated with defending or prosecuting litigation matters, particularly including litigation related to intellectual property, and any material adverse result from such matters;

(xi)	the success of our licensing agreements and their ability to provide us with royalty fees;

(xii)	any difficulties and increased expense in enforcing our international licensing agreements;

(xiii)	any adverse performance by or relations with any of our licensees;

(xiv)	any inability to enter into new licensing arrangements including arrangements with non-refundable upfront fees;

(xv)	any inability to realize cost savings as a result of potential acquisitions;

(xvi)	any inability to realize a return on an investment;

(xvii)	any increased U.S. income tax expense as a result of inability to utilize or exhaustion of net operating losses;

(xviii)	any adverse impact on our revenues and operating margins as a result of discounting of our services in order to generate new business in tough economic times where consumers are selective with discretionary spending;

(xix)	the success of our global expansion initiatives;

(xx)	our actual future ownership stake in future therapies emerging from our collaborative research partnerships;

(xxi)	our ability to minimize our future costs related to R&D initiatives and collaborations and the success of such initiatives and collaborations;

(xxii)	any inability to successfully identify and consummate strategic acquisitions;

(xxiii)	any inability to realize benefits from any strategic acquisitions;

(xxiv)	the costs associated with proxy contests and its impact on our business; and

(xxv)	other factors many of which are beyond our control.

In any forward-looking statement in which we express an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. We have included below under the heading “Risk Factors” a discussion of certain risks, uncertainties and important factors that could cause actual results and events to differ materially from our forward-looking statements. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

You should not place undue reliance on our forward-looking statements, which speak only as of the date of this Offer to Purchase, or the date of the documents incorporated by reference if contained therein. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this Offer to Purchase, except as required by law. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995, do not apply to statements made in connection with a tender offer.

Risk Factors

These risk factors are effective as of the date of this Offer to Purchase and shall be deemed to be modified or superseded to the extent that a statement contained in our future filings modifies or replaces such statement. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We may be forced to undertake costly efforts to continue to build market acceptance of our umbilical cord blood and cord tissue stem cell storage services, the success of which is critical to our profitability.

We anticipate that service fees from the processing and storage of umbilical cord blood and cord tissue stem cells will comprise a substantial majority of our revenue in the future and, therefore, our future success depends on the successful and continued market acceptance of this service. Broad use and acceptance of our service requires marketing expenditures and education and awareness of consumers and medical practitioners, and the time and expense required to educate and build awareness of our services and its potential benefits could significantly delay market acceptance and our ultimate profitability. Further sales of our services will also require that we satisfactorily address the needs of obstetricians and family medicine practitioners in order to address potential resistance to recommendations for our services and ultimately reach our potential consumers.

Any new services relating to other types of stem cells or derivatives from human tissue have not yet been offered commercially, and there is no assurance that such services or other stem cell services will be launched or will gain market acceptance.

We may launch other services related to the storage of other types of stem cells or derivatives from human tissue. Such commercial launches are subject to certain developments, including completion of clinical validation and testing. There can be no assurance that completion of these developments will be successful or that any new services will ever be commercially launched. We continue to work on other intellectual property and continue to explore new technologies related to other types of stem cells that could potentially lead to new products or services. However, further development is necessary before we can announce commercialization plans. There can be no assurance that such development will be successful or that such commercial services will ever be launched. Such service offerings will be new and untested, and there is no assurance that, if launched, they would gain market acceptance. Market acceptance of such new services may depend upon the willingness of prospective clients to pay for the processing and storage of such cells based upon the possibility that treatments utilizing such cells or tissue will be discovered in the future. Further, if there are setbacks in medical and scientific research relating to treatment applications for new types of cells, this may adversely affect our future sales, if any, of these services.

Our stem cell storage business is susceptible to deteriorations in economic conditions and consumer confidence.

Our stem cell storage business is subject to the impact of deteriorating economic conditions, lower consumer confidence and restricted access to credit. Any of these conditions in the U.S. economy may adversely affect customers’ decisions to use our preservation and storage services or to continue making payments on existing storage contracts. These factors may adversely affect our revenues and cash flows in future periods. Because consumer spending for the processing and storage of umbilical cord blood stem cells and menstrual stem cells can generally be considered a discretionary purchase, we may experience a more negative impact on our business due to these conditions than other companies that do not depend on discretionary spending. We have experienced an increase in bad debt expense which we believe is primarily a result of the economy and we have also increased our use of discounts and promotions to attract returning and new clients in light of economic conditions. Deteriorating global economic conditions may affect our revenues from our foreign licensees and distributors and may make it more difficult to sign additional license and distribution agreements in foreign countries. If these factors adversely affect our revenues, this could have a material adverse effect on our results of operations and financial condition.

Changes in cord blood storage technologies could render our services less desirable or obsolete.

Our storage facilities could be rendered less desirable or obsolete in the future by technological advances in cryopreservation technologies. Other cord blood banks may have better technologies than ours for preserving the cord blood units collected to facilitate future harvest of stem cells contained in the cord blood. To effectively compete in the future, we may need to invest significant financial resources to keep pace with technological advances in cord blood storage technologies. If we fail to respond rapidly to changing technologies it could have a material and adverse impact on our business and cause our revenues to decline. Any significant capital requirements could adversely affect our profitability because we may not be able to pass the costs onto our clients.

We operate in a regulated environment, and our failure to comply with applicable regulations, registrations and approvals could materially and adversely affect our business.

Companies, such as Cryo-Cell, engaged in the recovery, processing, storage, labeling, packaging or distribution of any Human Cells, Tissues, and Cellular and Tissue-Based Products (HCT/Ps) or the screening or testing of a cell tissue donor are required to register with the FDA. Additionally, the FDA has adopted rules that regulate current Good Tissues Practices (cGTP). Future FDA regulations could adversely impact or limit our ability to market or perform our services. Failure to comply with applicable regulatory requirements can result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution. Delays or failure to obtain registrations could have a material adverse effect on the marketing and sales of our services and impair our ability to operate profitably in the future.

We may be unable to protect our intellectual property from infringement by third parties, and third parties may claim that we infringe on their intellectual property, either of which could materially and adversely affect us.

We rely upon patent protection, trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position, and we typically require our employees, consultants and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationships. There can be no assurance, however, that these agreements will not be breached or that we will have adequate remedies for any such breach.

Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property or may develop intellectual property competitive to ours. Our competitors may independently develop similar technology, duplicate our processes, products or services or design around our intellectual property rights. As a result, we may have to litigate to enforce and protect our intellectual property rights to determine their scope, validity or enforceability. Intellectual property litigation is particularly expensive, time-consuming, diverts the attention of management and technical personnel and could result in substantial cost and uncertainty regarding our future viability. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection would limit our ability to produce and/or market our products in the future and would likely have an adverse effect on the revenues generated by the sale or license of such intellectual property. Furthermore, any public announcements related to such litigation or regulatory proceedings could adversely affect the price of our common stock.

We also may be subject to costly litigation in the event our products or technology infringe upon another party’s proprietary rights. Third parties may have, or may eventually be issued, patents that would be infringed by our technology. Any of these third parties could make a claim of infringement against us with respect to our technology. We may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. Any such claims and any resulting litigation could subject us to significant liability for damages. An adverse determination in any litigation of this type could require us to design around a third party’s patent, license alternative technology from another party or otherwise result in limitations in our ability to use the intellectual property subject to such claims.

The cord blood stem cell preservation market is increasingly competitive and we compete against both private and public cord blood banks.

Cord blood stem cell preservation is an increasingly competitive business. Our business faces competition from other private and public operators of stem cell preservation businesses and providers of stem storage services. Currently, we compete against approximately 30 other national private cord blood banks. Some of these companies are competitors who as privately owned entities, can leverage considerable resources to market and sell their services. Other competitors are affiliates of publicly traded corporations. Some of these competitors may have access to greater financial resources. In addition, established companies with greater access to financial resources may enter our markets and compete with us. Finally, there are numerous public cord blood banks both in the U.S. and internationally and since public cord blood banks typically do not charge fees for collection and storage they negatively impact our business especially in difficult economic times as consumers may elect to utilize public versus private cord blood banking for initial affordability.

In the event that we are not able to compete successfully with our current or potential competitors, it may be difficult for us to grow our revenue and maintain our existing business without incurring significant additional expenses to try and refine our technology, services or approach to our business to better compete, and even then there would be no guarantee of success.

Because our industry is subject to rapid technological and therapeutic changes, our future success will materially depend on the continued viability of the use of cord blood stem cells.

Our success materially depends on the continued viability of cord blood stem cells for developing therapeutic treatments and cures for disease. The broader medical and research environment for such treatments and cures critically affects the utility of stem cells, the services we offer to the public, and our future success. The use of stem cells in the treatment of disease is subject to potentially revolutionary technological, medical and therapeutic changes. Future technological and medical developments could render the use of stem cells and our services and equipment obsolete and unmarketable. As a result, there can be no assurance that our services will provide competitive advantages over other technologies. If technological or medical developments arise that materially alter the commercial viability of our technology or services, we may be forced to incur significant costs in replacing or modifying equipment in which we have already made a substantial investment prior to the end of its anticipated useful life. Alternatively, significant advances may be made in other treatment methods or in disease prevention techniques which could significantly reduce or entirely eliminate the need for the services we provide. The materialization of any of these risks could have a material adverse effect on our business, financial condition and results of operations.

Our information systems are critical to our business, and a failure of those systems could have a materially adverse effect on our business, financial condition and reputation.

We depend on our ability to store, retrieve, process, and manage a significant amount of information through our computer systems. Like most computer systems, our systems are subject to the risks of failure, computer viruses, and unauthorized individuals (hackers) obtaining access to and inadvertently or purposefully damaging them. We believe the security systems and virus-detection controls we have implemented significantly reduce these risks. If our computer systems nonetheless fail or are compromised, sensitive information regarding our customers may become publicly available. In such an event, we may be exposed to liability from customers, may lose customers and may suffer significant damage to our business reputation. We are currently in the process of switching over to a new and improved platform but there can be no assurance that it will be successful. Any of these events could have a materially adverse effect on our business and financial condition.

A failure in the performance of our cryopreservation storage facility or systems could harm our business and reputation.

To the extent our cryopreservation storage service is disrupted, discontinued or the performance is impaired, our business and operations could be adversely affected. We store approximately 150,000 specimens in Oldsmar, Florida, and Florida is susceptible to hurricanes. Any failure, including network, software or hardware or equipment failure, that causes a material interruption or discontinuance in our cryopreservation storage of stem cell specimens could result in stored specimens being damaged and unable to be utilized. Specimen damage could result in litigation against us and reduced future revenue to us, which in turn could be harmful to our reputation. Our insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our ability to maintain proper, continued, cryopreservation storage services. Any material disruption in our ability to maintain continued uninterrupted storage systems could have a material adverse effect on our business, operating results and financial condition. Our systems and operations are vulnerable to damage or interruption from fire, flood, equipment failure, break-ins, hurricanes, tornadoes and similar events for which we do not have redundant systems or a formal disaster recovery plan and may not carry sufficient business interruption insurance to compensate us for losses that may occur.

We may be required to spend substantial time, money and effort to comply with legislative and regulatory initiatives relating to patient privacy.

There are government regulations addressing patient information privacy and security concerns that impact our business. In particular, regulations issued under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the Health Information Technology for Economic and Clinical Health Act, or HITECH, contain provisions that require us to adopt business procedures designed to protect the privacy of each of our patients’ individual health information. We may be required to spend substantial time, money and effort on compliance measures. The HIPAA regulations expose us to increased regulatory risk if we fail to comply. If we fail to comply with the HIPAA regulations, we could suffer civil penalties. The civil penalties could include monetary penalties ranging from $100 per violation to $1.5 million depending on the level of violation.

Our failure to comply with laws related to hazardous materials could materially harm us.

We are subject to state and federal laws regulating the protection of employees who may be exposed to hazardous material and regulating the proper handling and disposal of that material. Although we believe we are in compliance with all such applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability, or require us to incur costs that would have an adverse effect on us.

The manufacture and sale of products and services may expose us to product liability claims for which we could have substantial liability.

We face an inherent business risk of exposure to product liability claims if our products, services or product candidates are alleged or found to have caused injury, damage or loss.

We depend on the services of our senior management for our success and must retain and attract other highly skilled personnel to maintain and grow our business.

Our performance and success is substantially dependent on the continued services and on the performance of our senior management. Our performance and success also depends on our ability to retain and motivate our other key employees. The services of our Chairman and Co-Chief Executive Officer, David Portnoy, our Co-Chief Executive Officer, Mark Portnoy, our Vice President, Finance and Chief Financial Officer, Jill Taymans and our Chief Information Officer, Oleg Mikulinsky, are important to our ability to implement our business strategy and a loss of their services could harm our business. We have entered into employment agreements with Mr. David Portnoy, Mr. Mark Portnoy, Ms. Taymans, and Mr. Mikulinsky. We do not carry “key-person” life insurance on these individuals. Our future performance and success also depends on our ability to identify, attract, hire, train, retain and motivate highly skilled personnel. If we fail to attract, integrate and retain the necessary personnel, our ability to successfully maintain and build our business could suffer significantly.

Our warranty program could subject us to claims in the future that could have a material impact on our financial results

In December 2005, we began providing clients enrolled under the new pricing structure with a payment warranty under which we agree to pay $50,000 to the client if the umbilical cord blood product retrieved is used for a stem cell transplant for the donor or an immediate family member and fails to engraft, subject to various restrictions. The payment warranty increased to $75,000 effective February 1, 2012. While we have not experienced any claims under the warranty program nor have we incurred costs related to these warranties, we could be subject to a significant number of claims in the future that could require us to pay out substantial sums that could have a material adverse impact on our financial results. We do not maintain insurance for this warranty program but we do maintain reserves to cover our estimated potential liabilities. However, we cannot provide assurances that the reserves are adequate.

We may be subjected to misleading and negative publicity.

In the past, we have been the subject of negative publicity brought on by disgruntled former employees. Although the allegations were false, such statements did harm us. In the future, any such false publicity, whether from former employees or otherwise, can potentially cause significant damage to us.

Risks Related to Our Common Stock

Our common stock price may be volatile and our trading volume low and as a result you may not be able to resell your shares of our common stock at or above the price you paid.

The market price for our common stock is likely to be highly volatile and is likely to experience wide fluctuations in response to factors including the following:

•	actual or anticipated variations in our quarterly operating results;

•	the relative illiquidity of our stock due to low trading volumes;

•	announcements of technological innovations or new services by us or our competitors;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the stem cell preservation business;

•	changes in the economic performance or market valuations of other stem cell storage companies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of additional shares of common stock by us or by large shareholders;

•	adverse results on existing or potential new litigation;

•	investor perceptions of us and the stem cell preservation business;

•	general economic trends and market conditions;

•	changes in our stock repurchase patterns;

•	adverse announcements by our competitors; and

•	adverse publicity.

Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Also, the daily trading volume of our common stock has historically been relatively low. Over the past two years, the closing price of our common stock has fluctuated from a high of $3.31 to a low of $1.80. To the extent our stock price fluctuates, it could impair our ability to raise capital through the offering of additional equity securities. As a result, holders of our common stock may not be able to resell their stock at or above the price at which they purchase it.

Our common stock trades in an illiquid market, which may make it difficult for you to sell your shares at times and prices you believe to be appropriate.

Trading of our common stock is conducted on the OTC Bulletin Board. This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in securities analysts’ and the media’s coverage of us and our common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock. In addition, if at any time the trading price of our stock is below $5.00 per share it is subject to the SEC’s “penny stock” rules. Because the “penny stock” rules impose certain requirements on brokers, they may be less willing to execute transactions in our securities. Furthermore, because of the limited market and generally low volume of trading in our common stock, our common stock is more likely to be affected by broad market fluctuations, general market conditions, fluctuations in our operating results, changes in the market’s perception of our business, and announcements made by us, our competitors or parties with whom we have business relationships. Our ability to issue additional securities for financing or other purposes, or to otherwise arrange for any financing we may need in the future, may also be materially and adversely affected by the fact that our securities are not traded on a national securities exchange.

Our board of directors has the authority to issue preferred stock, which could deter takeover bids even if those bids are in the stockholders’ best interests.

We have 500,000 shares of authorized and unissued preferred stock, which could be issued to third parties selected by management or used as the basis for a stockholders’ rights plan, which could have the effect of deterring potential acquirers. The ability of our board of directors to establish the terms and provisions of different series of preferred stock could discourage unsolicited takeover bids from third parties even if shareholders believe that those bids are in the stockholders’ best interests. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to shares of our common stock.

We could issue authorized but unissued shares of common stock which could negatively impact the price of our stock.

Our board of directors has authority, without action or vote of our stockholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, if we need to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute your percentage ownership interest, which would have the effect of reducing your influence on matters on which our shareholders vote, and might dilute the book value of our common stock. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options to purchase shares of our common stock.

We do not currently pay dividends on our common stock.

To date, we have not paid any cash dividends and do not anticipate the payment of cash dividends in the immediate future. Accordingly, the only return on an investment in shares of our common stock, if any, may occur upon a subsequent sale of such shares.

We have the authority to repurchase shares of our common stock for cash, which may reduce our short-term liquidity.

In December 2011, our board of directors authorized management at its discretion to repurchase up to one million (1,000,000) shares of our outstanding common stock. On June 6, 2012, the board of directors increased the number of shares of the outstanding common stock that management is authorized to repurchase to up to three million (3,000,000) shares. On April 8, 2015, the board of directors increased the number of shares of the outstanding common stock that management is authorized to repurchase to up to six million (6,000,000) shares. The repurchases must be effectuated through open market purchases, privately negotiated block trades, unsolicited negotiated transactions, and/or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission or in such other manner as will comply with the provisions of the Securities Exchange Act of 1934. The shares purchased in this tender offer will reduce the shares remaining to be purchased. If we continue to exercise the authority to repurchase the commons shares of stock, our short term liquidity may be negatively affected.

INTRODUCTION

To the Stockholders of Cryo-Cell International, Inc.:

Cryo-Cell International, Inc., a Delaware corporation (“Cryo-Cell”), is offering to purchase up to 750,000 shares of its common stock, par value $0.01 per share, at a price of $3.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the tender offer. Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.01 per share, of Cryo-Cell.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased pursuant to the tender offer will be returned at our expense promptly after the expiration date. See Section 1. Cryo-Cell reserves the right, in its sole discretion, to purchase more than 750,000 shares in the tender offer, subject to applicable law.

The tender offer will expire at Midnight (one minute after 11:59 p.m.), New York time, on July 28, 2015, unless the tender offer is extended.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

CRYO-CELL’S BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF CRYO-CELL, THE CRYO-CELL BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. CRYO-CELL HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

CRYO-CELL’S DIRECTORS AND EXECUTIVE OFFICERS ARE ENTITLED TO PARTICIPATE IN THE TENDER OFFER ON THE SAME BASIS AS OTHER STOCKHOLDERS. HOWEVER, OUR FIVE DIRECTORS, DAVID I. PORTNOY, MARK L. PORTNOY, JONATHAN H. WHEELER, M.D., GEORGE GAINES, AND HAROLD D. BERGER HAVE ALL INDICATED THAT THEY DO NOT INTEND TO TENDER ANY SHARES. OF OUR TWO EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS, JILL TAYMANS, VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER, HAS INDICATED THAT SHE DOES NOT INTEND TO TENDER ANY SHARES, AND OLEG MIKULINSKY, CHIEF INFORMATION OFFICER, HAS INDICATED THAT HE MAY TENDER UP TO 20,000 SHARES. WE DO NOT KNOW WHETHER MARY J. NYBERG AND CHARLES D. NYBERG, AS CO-TRUSTEES OF CDMJ NYBERG FAMILY TRUST, OR KI YONG CHOI, WHO OWN APPROXIMATELY 8.54% AND 22.54%, RESPECTIVELY, OF OUR OUTSTANDING STOCK, INTEND TO TENDER ANY OF THEIR SHARES. IN THE EVENT THAT THEY DO TENDER ALL OR A SIGNIFICANT PORTION OF THEIR SHARES, THE PRORATION FACTOR IN THE TENDER OFFER COULD BE SUBSTANTIALLY IMPACTED. AS A RESULT, A MORE LIMITED NUMBER OF SHARES PROPERLY TENDERED BY SHAREHOLDERS OTHER THAN ODD LOT HOLDERS WOULD BE PURCHASED. SEE SECTIONS 1 AND 11.

The purchase price will be paid net to the tendering stockholder in cash, without interest, for all the shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares in the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or Form W-8BEN obtained from the Depositary may be subject to required United States federal income tax backup withholding equal to 28% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the offer. See Section 3.

As of June 22, 2015, we had 9,665,734 issued and outstanding shares of common stock (including shares of unvested restricted stock). The 750,000 shares that Cryo-Cell is offering to purchase represent approximately 7.76% of the shares outstanding on June 22, 2015. On June 29, 2015, the last reported sale price of the shares on the Over-the-Counter Bulletin Board was $2.29 per share. Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer. See Section 8.

THE TENDER OFFER

SECTION 1.	NUMBER OF SHARES; PRORATION

General. Upon the terms and subject to the conditions of the tender offer, Cryo-Cell will purchase 750,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a price of $3.25 per share, net to the seller in cash, without interest.

The term “expiration date” means Midnight (one minute after 11:59 p.m.), New York time, on July 28, 2015, unless and until Cryo-Cell, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by Cryo-Cell, shall expire. See Section 14 for a description of Cryo-Cell’s right to extend, delay, terminate or amend the tender offer. In accordance with SEC rules, Cryo-Cell may, and Cryo-Cell expressly reserves the right to, purchase pursuant to the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration, except for odd lots. Except as described herein, withdrawal rights expire on the expiration date.

If (1)(a) Cryo-Cell increases or decreases the price to be paid for shares or (b) Cryo-Cell increases the number of shares being sought in the tender offer and the increase exceeds 2% of the outstanding shares, or (c) Cryo-Cell decreases the number of shares being sought, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York time.

The tender offer is not conditioned upon obtaining financing or on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the odd lot priority, proration and conditional tender provisions of the tender offer, all of the shares tendered will not be purchased if more than the number of shares Cryo-Cell seeks are properly tendered. All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration or conditional tenders, will be returned at Cryo-Cell’s expense promptly after the expiration date. Stockholders also can specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the Depositary.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 750,000 shares, or such greater number of shares as Cryo-Cell may elect to purchase, subject to applicable law, Cryo-Cell will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if greater than 750,000 shares, or such greater number of shares as Cryo-Cell may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the expiration date, Cryo-Cell will purchase properly tendered shares on the basis set forth below:

(1) First, Cryo-Cell will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder (as defined below) who:

(a)	tenders all shares owned beneficially or of record by that odd lot holder (tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference); and

(b)	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

(2) Second, after the purchase of all of the shares tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, Cryo-Cell will purchase all other shares properly tendered and not properly withdrawn prior to the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until Cryo-Cell has purchased 750,000 shares (or such greater number of shares as Cryo-Cell may elect to purchase).

(3) Third, only if necessary to permit Cryo-Cell to purchase 750,000 shares (or such greater number of shares as Cryo-Cell may elect to purchase), Cryo-Cell will purchase shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased.

Odd Lots. For purposes of the tender offer, the term “odd lots” shall mean all shares properly tendered prior to the expiration date and not properly withdrawn by any person referred to as an “odd lot holder” who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder’s shares. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, Cryo-Cell will determine the final proration factor as soon as practicable following the expiration date. Subject to adjustment to avoid the purchase of fractional shares, proration for each stockholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, subject to conditional tenders. In the event that Mary J. Nyberg and Charles D. Nyberg, as co-trustees of CDMJ Nyberg Family Trust, or Ki Yong Choi, who own approximately 8.54% and 22.54%, respectively, of our outstanding stock, tenders all or a substantial portion of their shares, the proration factor in the tender offer could be substantially impacted. As a result, a more limited number of shares properly tendered by stockholders other than odd lot holders would be purchased. See Section 11.

Because of the difficulty in determining the number of shares properly tendered, including shares tendered by the guaranteed delivery procedure, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, if more than 750,000 shares are tendered Cryo-Cell does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date.

As described in Section 13, the number of shares that Cryo-Cell will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder’s decision whether or not to tender shares and whether or not to condition any tender upon the purchase of a minimum number of shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Cryo-Cell’s stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2.	PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; PLANS AND PROPOSALS

Purpose of the Tender Offer. Our board of directors believes that the tender offer is an efficient and equitable way to return capital and provide value to our stockholders. Cryo-Cell believes that the tender offer set forth herein represents a mechanism to provide all stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without disruption to the trading of the shares on the Over-the-Counter Bulletin Board) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in Cryo-Cell and its future results. Furthermore, “odd lot holders”, as defined in Section 1, who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the tender offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares.

On June 1, 2015, the Cryo-Cell board of directors authorized Cryo-Cell to enter into this tender offer and approved spending approximately $2,437,500 to repurchase the shares tendered. Prior to the authorization of this tender offer, Cryo-Cell had authorization to repurchase up to 6 million shares of common stock under its previously announced share repurchase program, and shares purchased in this tender offer will reduce such number. The number of shares repurchased under the stock repurchase program has been limited by the limited trading volume of our shares on the Over-the-Counter Bulletin Board. As of June 22, 2015, we had expended a total of $6,066,219 to repurchase 2,559,606 shares at an average price of $2.37 per share in market or private transactions under our share repurchase program.

In considering the tender offer, the board took into account its expected financial impact, and concluded that the tender offer is a suitable use of our financial resources given our business profile, cash flow, assets and the current market price of the shares. After the tender offer is completed, Cryo-Cell believes that its anticipated cash flow from operations, access to credit facilities and funding will be adequate to meet its cash needs for normal operations and anticipated capital expenditures. However, Cryo-Cell does from time to time evaluate potential acquisition opportunities, which in some cases may involve a significant amount of cash consideration, and which, as a result of the purchase of shares in the tender offer, could result in an increase in the amount of Cryo-Cell’s indebtedness and leverage or future ability to pay dividends.

Following the completion or termination of the tender offer, we intend to continue our previously authorized repurchase program and, from time to time, repurchase shares on the open market or through privately negotiated transactions in accordance with applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration date.

CRYO-CELL’S BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF CRYO-CELL, ITS BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. CRYO-CELL HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

Cryo-Cell’s directors and officers are entitled to participate in the tender offer on the same basis as other stockholders. However, our five directors, David I. Portnoy, Mark L. Portnoy, Jonathan H. Wheeler, M.D., George Gaines, and Harold D. Berger have all indicated that they do not intend to tender any shares. Of our two executive officers who are not directors, Jill Taymans, Vice President, Finance and Chief Financial Officer, has indicated that she does not intend to tender any shares, and Oleg Mikulinsky, Chief Information Officer, has indicated that he may tender up to 20,000 shares. We do not know whether Mary J. Nyberg and Charles D. Nyberg, as co-trustees of CDMJ Nyberg Family Trust, or Ki Yong Choi, who own approximately 8.54% and 22.54%, respectively, of our outstanding stock, intend to tender any of their shares. In the event that they do tender all or a significant portion of their shares, the proration factor in the tender offer could be substantially impacted. As a result, a more limited number of shares properly tendered by stockholders other than odd lot holders would be purchased. See sections 1 and 11.

Certain Effects of the Tender Offer. Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in Cryo-Cell and thus in Cryo-Cell’s future earnings and assets, subject to Cryo-Cell’s right to issue additional shares of common stock and other equity securities in the future. These stockholders will also continue to bear the risks associated with owning the shares, including risks resulting from our use of cash to purchase of shares in the tender offer. Stockholders may be able to sell non-tendered shares in the future in market transactions or otherwise, at a net price higher or lower than the purchase price in the tender offer. However, the shares held by non-tendering stockholders may be affected by the limited trading volume of our shares on the Over-the-Counter Bulletin Board . Cryo-Cell can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future, which price may be higher or lower than the purchase price paid in the tender offer.

Shares that Cryo-Cell acquires pursuant to the tender offer will be canceled and will have the status of authorized but unissued shares.

The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of Cryo-Cell stockholders. As of June 22, 2015, there were 9,665,734 shares issued and outstanding (including shares of unvested restricted stock). Assuming Cryo-Cell acquires 750,000 shares in the tender offer, approximately 8,915,734 shares will be outstanding immediately after the tender offer. This may reduce the already limited volume of trading in the shares and make it more difficult to buy or sell significant amounts of the shares without materially affecting the market price.

The shares are currently registered under the Exchange Act, which requires, among other things, that Cryo-Cell furnish information to its stockholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of stockholders. However, our shares are currently held of record by fewer than 300 persons, making them currently eligible for deregistration under the Exchange Act, regardless of the number of shares tendered and purchased in the tender offer. This would allow us to cease filing periodic reports with the Securities and Exchange Commission under the Exchange Act, if our board of directors determines such deregistration to be in our best interests. However, our board of directors has not made any decision to deregister our common stock.

Cryo-Cell’s shares are currently quoted on the Over-the-Counter Bulletin Board under the symbol “CCEL”.

Plans and Proposals. Except as disclosed elsewhere in this Offer to Purchase, or as may occur in the ordinary course of its business, Cryo-Cell currently has no plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving Cryo-Cell or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of Cryo-Cell’s assets or any of its subsidiaries’ assets;

•	any material change in Cryo-Cell’s present dividend rate or policy, indebtedness or capitalization;

•	any change in Cryo-Cell’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in Cryo-Cell’s corporate structure or business;

•	the suspension of Cryo-Cell’s obligation to file reports pursuant to the Exchange Act;

•	the acquisition by any person of additional securities of Cryo-Cell, or the disposition by any person of securities of Cryo-Cell; or

•	any changes in Cryo-Cell’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Cryo-Cell.

Consistent with its fiduciary duties, the board of directors and management has reviewed and will continue to review strategic options and opportunities for Cryo-Cell to maximize shareholder value. These options may include strategic mergers or acquisitions, a deregistration of Cryo-Cell’s common stock under the Securities Exchange Act of 1934 or a going-private transaction. However, no such transactions or actions are contemplated at this time. Cryo-Cell reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3.	PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an “agent’s message” (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the expiration date by the Depositary at its address set forth on the back cover page of this Offer to Purchase, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Brokers, dealers, commercial banks, trust companies or other nominee holders of shares likely will have an earlier deadline for stockholders to act to instruct them to accept the tender offer on a their behalf. Stockholders who hold shares through nominee holders are urged immediately contact the nominee holder of their shares to determine the applicable deadline.

Odd lot holders who tender all shares must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Stockholders may tender shares subject to the condition that all or a specified minimum number of their shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” on the Letter of Transmittal, and, if appropriate, the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased. SHAREHOLDERS SHOULD CONSULT THEIR OWN FINANCIAL OR TAX ADVISOR WITH RESPECT TO THE EFFECT OF PRORATION OF THE TENDER OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 13.

Stockholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Stockholders who hold their shares through nominee holders are urged to consult the nominee holders of their shares to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Signature Guarantees and Method of Delivery. No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depositary Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal, or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal. In all other cases, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an Eligible Institution. If a certificate for shares tendered is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to, or certificates for shares not tendered or not accepted for payment are to be registered in the name of, a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof including any required signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedure for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase before the expiration date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Cryo-Cell may enforce such agreement against such participant.

Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit the applicable IRS Form W-8, signed under penalties of perjury, attesting to that stockholder’s exempt status. The applicable form can be obtained from the Depositary. See Instructions 9 and 10 of the Letter of Transmittal.

To prevent federal backup withholding tax equal to 28% of the gross payments made to stockholders for shares purchased pursuant to the tender offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the stockholder’s correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the Letter of Transmittal .

For a discussion of the material United States federal income tax consequences to tendering U.S. stockholders, see Section 13.

Federal Income Tax Withholding on Foreign Shareholders. Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign stockholder or his or her agent unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States or that such proceeds are subject to capital gains treatment. For this purpose, a foreign stockholder is any stockholder that is not a “United States holder” (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before the payment the applicable completed and executed IRS Form W-8. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8ECI or any other equivalent form. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the “Section 302 tests” for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

Foreign stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions 9 and 10 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the tender offer and the certificates for the stockholder’s shares are not immediately available or the stockholder cannot deliver certificates for its shares and all other required documents to the Depositary before the expiration date, or the stockholder’s shares cannot be delivered before the expiration date under the procedure for book-entry transfer, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form Cryo-Cell has provided with this Offer to Purchase, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•	the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stock Options. Options to purchase our shares cannot be tendered in the Offer. If you hold vested but unexercised options and wish to participate in the Offer with respect to one or more of the underlying shares, you must first exercise such options in accordance with the terms of the agreement and equity incentive plan governing the options and Cryo-Cell’s policies and practices, and then you may tender the shares received upon such exercise in accordance with the Offer. If you exercise your option through a broker-assisted cashless exercise and sell some of the shares to pay the applicable exercise price and any applicable withholding taxes, you will only be able to tender the net shares that you receive after settlement of the exercise price and any withholding taxes.

Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your share option exercise prices and the expiration date of your options, the range of tender prices, the tax consequences of exercising your options and tendering the acquired shares and the provisions for pro rata purchases by Cryo-Cell described in Section 1. Employees tendering shares acquired upon exercise of incentive stock options under the U.S. federal income tax rules should be aware that “disqualifying disposition” rules may apply. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and pay the exercise price and applicable withholding taxes for such shares in accordance with the terms of the agreement and equity incentive plan governing the options and Company policies and practices at least seven business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested share options and pay the related exercise price no later than 5:00 p.m., New York time, July 17, 2015). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

Holders of options to purchase Shares under our equity incentive plans that will vest prior to the Expiration Date may request copies of this Offer to Purchase, the Letter of Transmittal and related documents from the Information Agent.

Employee Restricted Stock Under Equity Incentive Plans. Holders of restricted stock awards acquired under Cryo-Cell’s equity incentive plans may not tender the shares in the tender offer unless and until the restrictions on the restricted share awards have lapsed. Cryo-Cell is not offering to purchase unvested shares of restricted stock and such shares cannot be tendered in the tender offer. If you hold vested shares and the restrictions on the shares have lapsed, you may tender the shares in accordance with the tender offer. Please be advised that it is the stockholder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate. Please contact Cryo-Cell with any questions regarding tendering shares of Cryo-Cell common stock acquired under an equity incentive plan. If a plan participant has previously transferred his or her shares of Cryo-Cell common stock originally acquired through the Plan to a broker, the participant should follow the instructions applicable to brokers and other nominees with respect to the broker currently holding the shares originally acquired through the plan. A plan participant who has previously transferred his or her shares of Cryo-Cell common stock should contact the broker that currently holds the shares and/or Cryo-Cell with any questions regarding tendering these shares. A plan participant should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to the participant based on the tax consequences of restricted stock awards. We strongly encourage holders of restricted stock awards to discuss the tender offer with their own financial or tax advisor.

Return of Unpurchased Shares. If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Cryo-Cell, in its sole discretion, and Cryo-Cell’s determination will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. Cryo-Cell reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which Cryo-Cell determines may be unlawful. Cryo-Cell also reserves the absolute right to waive any of the conditions of the tender offer prior to the expiration of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, whether or not Cryo-Cell waives similar defects or irregularities in the case of any other stockholder, and Cryo-Cell’s interpretation of the terms of the tender offer will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. In the event a condition to the tender offer is waived with respect to any particular stockholder prior to the expiration of the tender offer, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Cryo-Cell. None of Cryo-Cell, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any tender, nor will any of them incur any liability for failure to give this notice.

Tendering Stockholder’s Representation and Warranty; Cryo-Cell’s Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to Cryo-Cell that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Cryo-Cell’s acceptance for payment of shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and Cryo-Cell upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates. Stockholders whose share certificate for part or all of their shares has been lost, stolen, destroyed or mutilated may contact the Depositary at Continental Stock Transfer and Trust Company for instructions as to obtaining the necessary documents. Those documents will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the share certificates may be subsequently recirculated. Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.

Share certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any signature guarantees, and any other required documents must be delivered to the Depositary and not to Cryo-Cell or the Information Agent. Any such documents delivered to Cryo-Cell or the Information Agent will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

SECTION 4.	WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Cryo-Cell pursuant to the tender offer, also may be withdrawn at any time after August 25, 2015. Stockholders who tendered their shares by giving instructions to a bank, broker, dealer, trust company or other nominee must instruct that person to arrange for the withdrawal of their shares.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the tendering stockholder also must submit the serial numbers shown on the share certificates for those shares to be withdrawn to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares have been tendered for the account of an Eligible Institution. If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedure.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Cryo-Cell, in its sole discretion, and our determination will be final and binding, subject to a court of law having jurisdiction regarding such matters. We reserve the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of Cryo-Cell, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and these shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. The right to retain shares is subject to our legal obligation to pay for shares properly tendered and not properly withdrawn promptly following the expiration date (subject to the terms and conditions of the tender offer) or to return the tendered securities promptly after the termination of the tender offer.

SECTION 5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, Cryo-Cell will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn prior to the expiration date. We may increase the number of shares accepted for payment in the tender offer by no more than 2% of the outstanding shares without amending or extending the tender offer.

For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered and not properly withdrawn, subject to the proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for payment and pay the per share purchase price of $3.25 for 750,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely book-entry confirmation of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal, or manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer; and

•	any other required documents.

Cryo-Cell will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for these shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense promptly after the expiration date or termination of the tender offer.

Under no circumstances will interest on the purchase price be paid by Cryo-Cell regardless of any delay in making the payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

SECTION 6.	CONDITIONAL TENDER OF SHARES

Subject to the exceptions for odd lot holders, in the event of an over-subscription of the tender offer, shares tendered prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered must be purchased if any shares tendered by such stockholder are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and if applicable, the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the number of shares to be purchased. Each stockholder is urged to consult with his or her own financial or tax advisor.

After the tender offer expires, if more than 750,000 shares (or such greater number of shares as Cryo-Cell may elect to purchase) are properly tendered and not properly withdrawn and Cryo-Cell must prorate its acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account any priority given to odd lot holders, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned promptly after the expiration date at our expense.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 750,000 (or such greater number of shares as Cryo-Cell may elect to purchase) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 750,000 shares (or such greater number of shares as Cryo-Cell may elect to purchase). In selecting among the conditional tenders, we will select by random lot treating all tenders by a particular stockholder as a single lot and will limit our purchase in each case to the designated minimum of shares to be purchased. Conditional tenders will be selected by lot only from stockholders who tender all of their shares.

SECTION 7.	CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act if any of the following events or circumstance shall have occurred (or shall have been determined by us in our reasonable judgment to have occurred):

(1) there shall have been proposed, instituted or pending, or we shall have received notice of, any legal action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency, tribunal or arbitrator or arbitral panel that directly or indirectly (a) challenges or seeks to challenge the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer, (b) delays or restricts or seeks to delay or restrict our ability to, or renders or seeks to render us unable to, accept for payment some or all of the shares pursuant to the tender offer, (c) relates to or attempts to restrict the availability of funds we intend to use to purchase shares in the tender offer, or (d) otherwise relates in any manner to the tender offer or seeks to obtain material damages in respect of the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Cryo-Cell or any of its subsidiaries, by any court or any authority, agency, tribunal or arbitrator or arbitral panel that, in our reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, or (b) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares under the tender offer;

(3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, (c) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Cryo-Cell, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or business or financial prospects of Cryo-Cell, or (e) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4) a tender or exchange offer for any or all of our shares (other than the tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

(5) we learn that (a) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 22, 2015), or (b) any new group has been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause; or

(6) any change, condition, event or development (or any condition, event or development involving a prospective change) shall have occurred (or we learn of any such condition, event or development), in our business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, franchises, permits, permit applications, results of operations or business or our financial prospects or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Cryo-Cell and its subsidiaries, taken as a whole, on the value of or trading in the shares, on our ability to consummate the tender offer or on the benefits of the tender offer to Cryo-Cell.

The foregoing conditions are for our sole benefit, and we may assert them, and waive them, in whole or in part, at any time and from time to time in our sole discretion prior to the expiration of the tender offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the tender offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination or judgment by us concerning the events described above will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.

SECTION 8.	PRICE RANGE OF SHARES; DIVIDENDS

The shares are traded on the Over-the-Counter Bulletin Board under the symbol “CCEL”. The following table sets forth the range of high and low closing prices for our common stock for each of the fiscal periods indicated as reported by OTCMarkets.

Quarter Ended	Low	High
February 28, 2015	2.25	3.00
May 31, 2015	2.35	2.75

February 28, 2014	1.80	2.30
May 31, 2014	2.06	2.80
August 31, 2014	2.40	2.95
November 30, 2014	2.51	3.31

February 28, 2013	2.00	2.60
May 31, 2013	1.85	2.25
August 31, 2013	1.80	2.24
November 30, 2013	1.85	2.30

As of June 18, 2015, Cryo-Cell had 247 stockholders of record.

On June 29, 2015, the last trading day prior to the commencement of the tender offer, the last reported sale price of the shares on the Over-the-Counter Bulletin Board was $2.29 per share. As shown in the table, during 2014, the common stock has traded at prices higher than $3.25 per share, but has traded at less than such price so far during 2015. As a result, it is possible that you may receive less for your shares if you tender them than you would receive in a market sale. Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer.

We have never declared any cash dividends on our common stock and have no plans to do so in the immediate future. The declaration and payment of future dividends on our common stock will be at the sole discretion of our board of directors.

SECTION 9.	SOURCE AND AMOUNT OF FUNDS

Assuming Cryo-Cell purchases 750,000 shares in the tender offer, approximately $2,437,500 will be required to purchase such shares. Cryo-Cell currently possesses the cash funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses. The tender offer is not conditioned upon the receipt of financing. See Section 7. Cryo-Cell does not have any alternative financing plans for this tender, including any borrowings.

SECTION 10.	CERTAIN INFORMATION CONCERNING CRYO-CELL

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries trust Cryo-Cell to preserve their family members’ stem cells. Cryo-Cell’s mission is to provide clients with state-of-the-art stem cell cryopreservation services and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and is licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell is also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 9001:2008 certified by BSI, an internationally recognized, quality assessment organization.

Available Information. We are subject to the information requirements of the Exchange Act, and, in accordance therewith, file periodic reports and other information with the SEC relating to our business, financial condition and other matters. We are required to disclose in these periodic reports certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information relating to the tender offer. This material and other information can be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about Cryo-Cell and we incorporate them herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended November 30, 2014, filed with the SEC on March 2, 2015;

•	Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended November 30, 2014, filed with the SEC on March 4, 2015;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2015, filed with the SEC on April 14, 2015;

•	Current Reports on Form 8-K, filed with the SEC on March 4, 2015, March 10, 2015, April 2, 2015, April 13, 2015, April 15, 2015 and June 19, 2015; and

•	Proxy Statement filed with the SEC on June 16, 2015.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Stockholders can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from the Information Agent at the address or telephone number on the back cover of this Offer to Purchase. Please be sure to include your complete name and address in your request.

SECTION 11.	INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

As of June 22, 2015, we had 9,665,734 issued and outstanding shares, including shares of unvested restricted stock, but excluding 348,650 shares of common stock currently reserved for issuance under our equity incentive plans. We have outstanding stock options for the purchase of 991,431 shares of common stock, with exercise prices ranging from $0.42 to $3.00 per share, with a weighted average exercise price of $2.14 per share. The 750,000 shares that Cryo-Cell is offering to purchase represent approximately 7.76% of the shares outstanding on June 22, 2015.

Cryo-Cell’s directors and officers are entitled to participate in the tender offer on the same basis as other stockholders. However, our five directors, David I. Portnoy, Mark L. Portnoy, Jonathan H. Wheeler, M.D., George Gaines, and Harold D. Berger have all indicated that they do not intend to tender any shares. Of our two executive officers who are not directors, Jill Taymans, Vice President, Finance and Chief Financial Officer, has indicated that she does not intend to tender any shares, and Oleg Mikulinsky, Chief Information Officer, has indicated that he may tender up to 20,000 shares. We do not know whether Mary J. Nyberg and Charles D. Nyberg, as co-trustees of CDMJ Nyberg Family Trust, or Ki Yong Choi, who own approximately 8.54% and 22.54%, respectively, of our outstanding stock, intend to tender any of their shares. In the event that they do tender all or a significant portion of their shares, the proration factor in the tender offer could be substantially impacted. As a result, a more limited number of shares properly tendered by stockholders other than odd lot holders would be purchased.

As of June 22 2015, the directors and executive officers of Cryo-Cell as a group (7 persons) beneficially owned 3,130,093 shares (which number includes 43,244 unvested restricted stock awards and 795,344 shares subject to vested stock options), or 29.92% of the total outstanding shares on that date. Cryo-Cell’s directors and officers who do not tender shares in the tender offer will realize an increase in the percentage of outstanding shares that they beneficially own.

The following table sets forth, as to each director or executive officer and their associates, all of the executive officers and their associates as a group and each person or entity known by us to beneficially own more than 5% of the outstanding shares of common stock, the number of shares and percentage beneficially owned as of June 22, 2015 (except where otherwise indicated). The address of the listed directors and officers is c/o Cryo-Cell International, Inc., 700 Brooker Creek Blvd., Oldsmar, Florida 34677.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent of Class (1)
Five Percent Shareholders
Ki Yong Choi (3)	2,179,068	22.54%
Mary J. Nyberg and Charles D. Nyberg as Co-trustees of the CDMJ Nyberg Family Trust, U/A/D June 9, 2005 (4)	825,000	8.54%
Current directors and executive officers:
David Portnoy (5)	1,134,327	11.38%
Mark Portnoy (6)	691,740	6.94%
George Gaines (7)	1,092,500	11.25%
Harold Berger (8)	48,630	*
Jonathan Wheeler (9)	77,500	*
Jill Taymans (10)	45,396	*
Oleg Mikulinsky (11)	40,000	*

All current directors and executive officers as a group (7 persons) (12)	3,130,093	29.92%

*	Less than 1%.
1.

Pursuant to applicable SEC rules, the percentage of voting stock for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially held by such stockholders as June 22, 2015 by

(ii) the sum of (a) 9,965,734 which is the number of shares of common stock outstanding as June 22, 2015 plus (b) the number of shares issuable upon exercise of options (which are shares that are not voting until exercised) held by such stockholder which were exercisable as of June 22, 2015 or will become exercisable within 60 days of that date. Unless otherwise indicated, the address of each director and executive officer in the table is 700 Brooker Creek Boulevard, Suite 1800, Oldsmar, Florida 34677.
2.	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from June 22, 2015. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The shares set forth above for directors and executive officers include all shares held directly, as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
3.	A group consisting of Mr. Choi and UAD 7/21/01 FBO Choi Family Living Trust filed a Schedule 13D/A on November 13, 2013 reporting the following beneficial ownership: (i) 1,945,596 shares of common stock held directly by Mr. Choi, as to which he has the sole power to vote and dispose or direct the disposition; and (ii) 233,472 shares of common stock held by UAD 7/21/01 FBO Choi Family Living Trust, as to which Mr. Choi has the sole power to vote and dispose or direct the disposition. Beneficial ownership information is supplied per the Schedule 13D-A. The address for Mr. Choi, as set forth in the Schedule 13D/A filed on November 13, 2013 is, c/o Kevin Friedmann, Esq., Richardson & Patel, LLP, 750 Third Avenue, 9th Floor, New York, New York 10017.
4.	A group consisting of Mary J. Nyberg and Charles D. Nyberg, as co-trustees of CDMJ Nyberg Family Trust, U/A/D June 9, 2005 filed a Schedule 13G/A on February 12, 2015 (“the Schedule 13G/A”) reporting the following beneficial ownership: (i) 825,000 shares of common stock held by CDMJ Nyberg Family Trust U/A/D June 9, 2005, as to which Mr. and Mrs. Nyberg has the sole power to vote and dispose or direct the disposition. Beneficial ownership information is supplied per the Schedule 13G. The address for the CDMJ Nyberg Family Trust is 4555 E. Mayo Blvd., Phoenix, AZ 85050.
5.	Includes 49,150 shares of Common Stock held through a 401(k) plan account; 199,080 shares held through IRA accounts of David Portnoy; 41,524 shares that he owns individually of record; 144,994 shares that he owns individually; 151,224 shares held by Partner Community, Inc., as to which David Portnoy may be deemed the beneficial owner as Chairman of the Board and Secretary; 55,219 shares held by uTIPu, as to which David Portnoy may be deemed the beneficial owner as Chairman of the Board; 78,176 shares held by Mayim Investment Limited Partnership, as to which David Portnoy may be deemed the beneficial owner as the managing member and owner of Mayim Management, LLC, which is the general partner of Mayim Management Limited Partnership, which is the general partner of Mayim Investment Limited Partnership; 78,864 shares held by spouse; 9,974 shares held by David Portnoy as custodian for his minor son; 9,122 Shares held by David Portnoy as custodian for his minor daughter; and 17,000 Shares held by his father-in-law. Includes 300,000 shares subject to stock options.
6.	Includes 18055 shares held through a 401(k) plan account; 243,656 shares that Mark Portnoy owns individually; and 130,029 shares held by Capital Asset Fund #1 Limited Partnership, as to which Mark Portnoy may be deemed beneficial owner as its general partner. Also, includes 300,000 shares subject to stock options.
7.	Includes 42,500 shares subject to stock options.
8.	Includes 42,500 shares subject to stock options.
9.	Includes 42,500 shares subject to stock options.
10.	Includes 27,844 shares subject to stock options.
11.	Includes 40,000 shares subject to stock options.
12.	Includes 795,344 shares subject to stock options.

Recent Securities Transactions

Based on our records and to the best of our knowledge, the following transactions in our common stock have been effected in the past 60 days by us or our executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of our subsidiaries:

Purchaser	Date of Purchase	Number of Securities	Price per common share	Type of Transaction
Cryo-Cell International, Inc.	April 15, 2015	3,000	$2.55	Open market
Cryo-Cell International, Inc.	April 15, 2015	2,000	$2.55	Open market
Cryo-Cell International, Inc.	April 16, 2015	500	$2.57	Open market
Cryo-Cell International, Inc.	April 16, 2015	3,000	$2.55	Open market
Cryo-Cell International, Inc.	April 17, 2015	2,900	$2.55	Open market
Cryo-Cell International, Inc.	April 17, 2015	300	$2.53	Open market
Cryo-Cell International, Inc.	April 20, 2015	1,700	$2.55	Open market
Cryo-Cell International, Inc.	April 21, 2015	1,500	$2.68	Open market
Cryo-Cell International, Inc.	April 21, 2015	2,000	$2.67	Open market
Cryo-Cell International, Inc.	April 27, 2015	200	$2.54	Open market
Cryo-Cell International, Inc.	April 29, 2015	2,400	$2.50	Open market
Cryo-Cell International, Inc.	April 29, 2015	1,800	$2.55	Open market
Cryo-Cell International, Inc.	April 30, 2015	300	$2.43	Open market
Partner Community, Inc. (1)	May 7, 2015	1,641	$2.41	Open market
Partner Community, Inc. (1)	May 8, 2015	1,359	$2.44	Open market
Cryo-Cell International, Inc.	May 11, 2015	2,100	$2.40	Open market
Cryo-Cell International, Inc.	May 12, 2015	238	$2.43	Open market
Cryo-Cell International, Inc.	May 13, 2015	500	$2.42	Open market
Cryo-Cell International, Inc.	May 14, 2015	509	$2.38	Open market
Cryo-Cell International, Inc.	May 14, 2015	1,262	$2.41	Open market
Cryo-Cell International, Inc.	May 18, 2015	500	$2.48	Open market
Cryo-Cell International, Inc.	May 20, 2015	100	$2.56	Open market
Cryo-Cell International, Inc.	May 28, 2015	469	$2.38	Open market
Cryo-Cell International, Inc.	May 29, 2015	100	$2.44	Open market

(1)	David Portnoy may be deemed the beneficial owner of Partner Community, Inc. as Chairman of the Board and Secretary and as managing member of Mayim Management, LLC, which may exercise investment and voting discretion over such shares of Common Stock in accordance with the Investment Advisory Agreement.

Agreements, Arrangements Or Understandings

Employment Agreements and Change in Control Arrangements

David Portnoy and Mark Portnoy Employment Agreements. On February 25, 2014, Cryo-Cell entered into new two-year employment agreements, effective December 1, 2013, with David Portnoy, Co-Chief Executive Officer of Cryo-Cell and Mark Portnoy, Co-Chief Executive Officer of Cryo-Cell. The new agreements supersede and replace prior employment agreements with each of the executives. These agreements resulted from and reflect the recommendations provided by an independent compensation firm, which was commissioned to provide this analysis in August 2013.

The agreements provide for an annual base salary of $325,000 for David Portnoy and $275,000 for Mark Portnoy. In addition to base salary, for the fiscal years ending November 30, 2014 and November 30, 2015, each executive will be entitled to a cash bonus equal to 8.33% of base salary times the number of the twelve performance targets achieved, as set forth in the agreement. The agreements provide for a grant of 70,270 shares of restricted stock to David Portnoy on December 1, 2013 and for a grant of 59,459 shares of restricted stock to Mark Portnoy on December 1, 2014 and one-third will vest on December 1, 2015.

In addition to the grants described above, if David Portnoy is employed by Cryo-Cell on November 30, 2014, then no later than February 15, 2015, Cryo-Cell will grant him up to 186,487 shares of restricted stock based on performance. In addition, if David Portnoy is employed by Cryo-Cell on November 30, 2015, then no later than February 15, 2016, Cryo-Cell will grant him up to an additional 186,487 shares of restricted stock based on performance. For the fiscal years December 1, 2013 to November 30, 2014 and December 1, 2014 to November 1, 2015, Cryo-Cell shall grant David Portnoy these additional shares of restricted stock based on attaining certain performance targets set forth in the agreement. Specifically, Cryo-Cell shall grant David Portnoy a number of shares of restricted stock equal to a percentage of 186,487 shares equal to the sum of (x) the product of 16.67% and the number of the four performance goals achieved at the “target” level and (y) the product of 8.33% and the number of the four performance goals achieved at the “stretch” level. Identical provisions apply to Mark Portnoy, except the number of restricted shares to be granted in each case is 162,163 shares.

The agreements also provide for reimbursement for all business expenses, including reasonable commuting expenses for David Portnoy between his home in Miami, Florida to Cryo-Cell’s headquarters in Tampa, Florida, including lodging and rental car expenses for when he is working in Cryo-Cell’s offices in Tampa. David Portnoy’s principal place of employment shall be at Cryo-Cell’s offices in Miami, Florida, provided he shall travel to Cryo-Cell’s headquarters as necessary to fulfill his responsibilities under the agreement. Cryo-Cell shall pay reasonable legal and financial consulting fees and costs incurred in negotiating the agreements and shall pay each executive up to $75,000 in legal fees related to any dispute or question of interpretation regarding the agreements. The executives will also participate in the employee benefit plans that Cryo-Cell generally makes available to Company employees from time to time, including retirement and health plans.

Upon the occurrence of (i) an involuntary termination of employment; (ii) a voluntary termination of employment for “Good Reason” (as defined in the agreements); or (iii) an involuntary termination of employment or voluntary termination of employment for “Good Reason” at any time following a change in control (as defined in the agreement), the agreements provide for severance pay equal to two times the executive’s then-current annual base salary, paid in a lump sum no later than 30 days after the occurrence of the triggering event. Cryo-Cell will also reimburse the executives, on a grossed up basis, for any penalty taxes owed on any excess parachute amounts under Section 280G of the Internal Revenue Code of 1986, as amended. In addition, Cryo-Cell shall provide, at no cost to the executives, continued life insurance coverage and nontaxable medical, dental and disability insurance coverage substantially similar to the coverage maintained by Cryo-Cell for the executives prior to such termination for 36 months after the termination. If the termination of employment is due to disability (as defined in the agreement), Cryo-Cell shall pay the executive two times his then-current base salary in a cash lump sum no later than 30 days after such disability, reduced by any amount paid to him from any disability insurance, Social Security, workman’s compensation or other disability program. In addition, all unvested shares and options held by the executive shall become fully vested upon his disability. If the termination of employment is due to death, Cryo-Cell shall pay the executive two times his then-current base salary as a cash lump sum within 30 days after his date of death, and Cryo-Cell will continue to provide medical and dental coverage for the executive’s family for two years after his death. The agreements include a one-year non-competition restriction and an 18 month restriction on solicitation of employees or customers.

Taymans Employment Agreement. On November 1, 2005, Cryo-Cell entered into a one-year employment agreement with Jill M. Taymans, Cryo-Cell’s Chief Financial Officer and Vice President (the “Taymans Employment Agreement”). Under the Taymans Employment Agreement, the one-year term is automatically extended for an additional one-year period unless, at least 60 days prior to the end of the then-current term, either party notifies the other in writing of its intent not to renew the agreement. The Taymans Employment Agreement was amended in July 2008 to provide that the then-current term would expire on November 30, 2008. The ending date of the current term of the Taymans Employment Agreement is November 30, 2015.

At all times during the term of the Taymans Employment Agreement (as the same may be extended), Ms. Taymans will be eligible for discretionary merit increases and adjustments in base salary, in addition to discretionary annual bonuses awarded at the discretion of the compensation committee of Cryo-Cell’s board of directors. The Taymans Employment Agreement provides that she will be eligible to receive long-term incentive awards provided to Cryo-Cell’s senior executives generally, on terms finally determined by the compensation committee of Cryo-Cell’s board of directors.

In the event of a termination of employment of Ms. Taymans upon or within one year of a Change in Control (as defined in the Taymans Employment Agreement), or prior to the Change in Control if the termination was related to the Change in Control, if the termination was by Cryo-Cell without cause or was by Ms. Taymans due to being requested to accept without cause a demotion or relocation, Ms. Taymans will be entitled to receive the following: (i) all earned compensation through the date of termination (or, if greater, on the date immediately preceding a Change in Control); and (ii) 12 months of base salary as in effect on the termination date (or, if greater, base salary in effect immediately prior to the Change in Control).

Under the Taymans Employment Agreement, Cryo-Cell will also provide Ms. Taymans with certain other benefits, including continued participation in all applicable Company benefit plans and payment of reasonable business expenses.

In the Taymans Employment Agreement, Ms. Taymans agreed not to compete with Cryo-Cell or solicit its customers, clients or employees during the term of her Employment Agreement and for a 12-month period following her termination of employment under the agreement.

Mikulinsky Employment Agreement. On March 5, 2012, Cryo-Cell entered into a one-year employment agreement (the “Mikulinsky Employment Agreement”) with Oleg Mikulinsky, as Cryo-Cell’s Chief Information Officer. Under the Mikulinksy Employment Agreement, the one-year term is automatically extended for additional one-year periods unless, at least 30 days prior to the end of the then-current term, either party notifies the other in writing of its intent not to renew the agreement. On May 1, 2013, Cryo-Cell entered into an Amendment Agreement (the “Amendment”) amending certain terms of the Mikulinsky Employment Agreement dated March 5, 2012. The initial term of the Employment Agreement has concluded and an additional one-year term was effective May 1, 2013. The ending date of the current term of the Mikulinsky Employment Agreement is April 30, 2016.

Pursuant to the Agreement, the Executive’s current base salary is $165,000 (the “Base Salary”).

At all times during the term of the Mikulinsky Employment Agreement (as the same may be extended), Mr. Mikulinsky will be eligible for discretionary merit increases and base salary adjustments, in addition to discretionary annual bonuses awarded at the discretion of the compensation committee of Cryo-Cell’s board of directors. The Mikulinsky Employment Agreement provides he will also be eligible for long-term incentive awards provided to Cryo-Cell’s senior executives generally, on terms finally determined by the compensation committee of Cryo-Cell’s board of directors.

In addition to Base Salary, the Mikulinsky Employment Agreement provided a signing bonus in the form of non-qualified stock options. Accordingly, on March 5, 2012, Mr. Mikulinsky was granted stock options to acquire 40,000 shares of Company common stock at $2.05 per share, which was the closing price of Cryo-Cell’s stock on that day. One-third of the award was vested on the day of grant, one-third vested on the first anniversary of the grant date, and one-third vested on the second anniversary of the grant date.

Per the Amendment, in the event of the Executive’s voluntary resignation from Cryo-Cell’s employment upon a Change in Control or the Executive’s employment is terminated upon or within one (1) year after a Change in Control, as defined in the Employment Agreement, or prior to the Change in Control if the Executive’s termination, demotion or relocation was either a condition of the Change in Control or was at the request of any person related to the Change in Control, and such termination was initiated by Cryo-Cell without cause or by the Executive due to being requested to accept without cause a demotion or relocation:

(i)

Cryo-Cell shall pay to the Executive any earned and accrued but unpaid installment of Base Salary through the date of resignation or termination, at the rate in effect on the date of termination, or if greater, on the date immediately preceding the date that a Change in Control occurs, and all other unpaid amounts to which the Executive is entitled as of the date of termination under any compensation plan or program of Cryo-Cell, including, without limitation, all accrued vacation time. Stock options, shares of restricted stock, performance awards, stock appreciation rights, and LTI awards granted to Executive by Cryo-Cell through the date of termination shall be treated in accordance with the applicable plans and policies of Cryo-Cell. All outstanding stock options shall vest upon termination.

(ii)	In lieu of any further Base Salary, bonus payments and benefits to the Executive for periods subsequent to the date of resignation or termination, Cryo-Cell shall pay as liquidated damages to the Executive, an amount equal to twelve (12) months of the Executive’s annual Base Salary at the rate in effect as of the date of termination, or if greater, on the date immediately preceding the date that a Change in Control occurs.

In the Mikulinsky Employment Agreement, Mr. Mikulinsky agreed not to compete with Cryo-Cell or solicit its customers, clients or employees during the term of his respective Employment Agreement and for a 12-month period following the termination of employment under agreements.

Equity Incentive Plans

Cryo-Cell maintains the 2000 Stock Incentive Plan as amended (“the 2000 Plan”) that has reserved 2,250,000 shares of Cryo-Cell’s common stock for issuance pursuant to stock options or restricted stock. Options issued under the 2000 Plan have a term ranging from five to seven years from the date of grant and have a vesting period ranging from immediately upon issuance to three years from the date of grant. The options are exercisable for a period of 90 days after termination. As of June 22, 2015, there were 2,500 options outstanding under the 2000 Plan. No further options will be issued under the 2000 Plan.

Cryo-Cell also maintains the 2006 Stock Incentive Plan (the “2006 Plan”) under which it has reserved 1,000,000 shares of Cryo-Cell’s common stock for issuance pursuant to stock options, restricted stock, stock-appreciation rights (commonly referred to as “SARs”) and stock awards (i.e. performance options to purchase shares and performance units). As of June 22, 2015, there were 588,931options issued, but not yet exercised, under the 2006 Plan. As of June 22, 2015, there were 267,845 shares available for future issuance under the 2006 Plan.

Cryo-Cell also maintains the 2012 Equity Incentive Plan (the “2012 Plan”) which became effective December 1, 2011 as approved by our board of directors and approved by the stockholders at the 2012 Annual Meeting on July 10, 2012. The 2012 Plan originally reserved 1,500,000 shares of Cryo-Cell’s common stock for issuance pursuant to stock options, restricted stock, SARs, and other stock awards (i.e. performance shares and performance units). In May 2012, the board of directors approved an amendment to the 2012 Plan to increase the number of shares of Cryo-Cell’s common stock reserved for issuance to 2,500,000 shares. As of June 22, 2015, there were 400,000 service-based options issued, 129,729 service-based restricted common shares granted, 116,240 performance-based and 58,120 market-based restricted common shares granted under the 2012 plan. As of June 22, 2015, there were 1,795,911 shares available for future issuance under the 2012 Plan.

Director Compensation

Directors who are employees of Cryo-Cell receive no compensation for their services as directors or as members of board committees. Effective December 1, 2013, non-employee directors are paid an annual retainer in the amount of $15,000 and an attendance fee of $4,000 for each board meeting and $2,000 for each telephonic quarterly board meetings, and are reimbursed for their reasonable expenses incurred in attending the meeting. The fee for participation in a board or committee meeting held by telephone conference call and lasting at least thirty minutes is $1,000. Each non-employee director receives an annual stock option grant in the amount of 7,500 shares on the date of the annual stockholders meeting in each year. Newly elected non-employee directors receive a stock option grant of 20,000 shares per person. All of such stock options have an exercise equal to the fair market value of the common stock on the date of grant.

Preferred Stock Rights Plan

On November 26, 2014, the board of directors of Cryo-Cell, declared a dividend payable December 5, 2014 of one preferred share purchase right (a “Right”) for each share of common stock, par value $0.01 per share, of Cryo-Cell (a “Common Share”) outstanding as of the close of business on December 5, 2014 (the “Record Date”) and authorized the issuance of one Right for each additional Common Share that becomes outstanding between the Record Date and the earliest of the close of business on the Distribution Date (hereinafter defined), the Redemption Date (hereinafter defined), and the close of business on the Final Expiration Date (hereinafter defined), and for certain additional Common Shares that become outstanding after the Distribution Date, such as upon the exercise of stock options or conversion or exchange of securities or notes.

The Rights were issued pursuant to a Rights Agreement dated as of December 5, 2014 (the “Rights Agreement”), between Cryo-Cell and Continental Stock and Transfer Trust, as Rights Agent (the “Rights Agent”). The Rights will not and are not intended to prevent an acquisition of Cryo-Cell that the board of directors of Cryo-Cell considers favorable to and in the best interests of all stockholders of Cryo-Cell. Rather, because the exercise of the Rights may cause substantial dilution to an Acquiring Person (hereinafter defined) unless the Rights are redeemed by the board of directors before an acquisition transaction, the Rights Agreement ensures that the board of directors has the ability to negotiate with an Acquiring Person on behalf of unaffiliated stockholders. A description of the material terms and general effect of the Rights Agreement is set forth below.

Each Right represents the right to purchase from Cryo-Cell one one-thousandth (1/1,000) of a share of Series A Junior Participating Preferred Stock (the “Preferred Shares”), subject to adjustment as provided in the Rights Agreement. This fraction of a Preferred Share is substantially similar to a Common Share, in that the Rights Agreement provides for each Preferred Share to have the voting, liquidation and dividend rights that are equivalent to 1,000 times the rights of a Common Share.

Initially, the Rights are not exercisable, are transferable only in connection with the transfer of Common Shares, and, generally, are evidenced only by the certificates for Common Shares. The holders of Rights will, solely by reason of their ownership of Rights, have no rights as stockholders of Cryo-Cell, including, without limitation, the right to vote or to receive dividends. The Rights will become exercisable and trade separately from the Common Shares upon the Distribution Date (the “Distribution Date”), which takes place upon the earlier of:

(i)	The tenth day after the earlier of either the public announcement or public disclosure of facts indicating that a person has become an Acquiring Person; or

(ii)	The tenth business day (or such later date as may be determined by the board of directors of Cryo-Cell prior to any person becoming an Acquiring Person) after the date of the commencement or announcement of the intention to commence a tender or exchange offer, the consummation of which would result in any person becoming an Acquiring Person.

For the purposes of the Rights Agreement, an Acquiring Person is any person who, together with all affiliates and associates, becomes the Beneficial Owner (as defined in the Rights Agreement) of 20% or more of the outstanding Common Shares, other than: Cryo-Cell; any subsidiary of Cryo-Cell; any employee benefit plan of Cryo-Cell or of any subsidiary of Cryo-Cell, or any entity holding Common Shares pursuant to any such plan; any person who becomes the Beneficial Owner of 20% or more of outstanding Common Shares solely as a result of an acquisition of Common Shares by Cryo-Cell, until such person thereafter becomes the Beneficial Owner (other than through a dividend or stock split) of an additional 0.25% or more of the outstanding Common Shares; any person who, the Board determines in good faith, inadvertently crossed the ownership threshold and then promptly sells down below the threshold (unless such divestiture requirement is waived by the Board); any person, along with its affiliates and associates, that, as of the time of the adoption of the Rights Agreement, is the Beneficial Owner of 20% or more of the Common Shares, until such person increases their ownership to 22.5% or above; and any person who or which is the Beneficial Owner of the common shares of an existing stockholder who is the Beneficial Owner of 20% or more of the Common Shares, until such person increases their percentage ownership by 0.25% or more.

In the event that a person becomes an Acquiring Person, the board of directors of Cryo-Cell may elect to exchange any then-unexercised Rights (other than those of an Acquiring Person, which Rights become void), in whole or in part, for Common Shares at an exchange ratio of one Common Share per Right (subject to adjustment as provided in the Rights Agreement). In lieu of fractional Common Shares, Cryo-Cell will pay to the Rights holders an amount of cash equal to the same fraction of the current per share market value of a whole Common Share, based upon the closing market price of the last trading day prior to exchange. If the board of directors determines, before the Distribution Date, to effect an exchange, the Board may delay the occurrence of the Distribution Date, provided that the Distribution Date must occur no later than 20 days after the earlier of the public announcement or public disclosure of facts indicating that an Acquiring Person has become such. However, notwithstanding the foregoing, the board of directors may not effect such an exchange at any time after an Acquiring Person, together with all affiliates and associates, becomes the Beneficial Owner of a majority of the outstanding Common Shares.

The board of directors may, at its option, at any time prior to a person becoming an Acquiring Person, redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”) (the date of such action by the board of directors being the “Redemption Date”). Immediately upon the action of the board of directors electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price.

Assuming that the board of directors has not elected to exchange or redeem the Rights, in the event that, after any person becomes an Acquiring Person, (i) Cryo-Cell merges into another entity, (ii) another entity merges into Cryo-Cell and all of the outstanding Common Shares do not remain outstanding after such merger, or (iii) Cryo-Cell sells 50% or more of its assets, each holder of a Right will, upon exercise, become entitled to receive the number of common shares of the acquiring entity having a value equal to (x) multiplying the Purchase Price of a Right by the number of Rights exercisable by the holder, and dividing that product by (y) 50% of the current per share market price of the common shares of the acquiring entity. The acquiring entity is required to assume the obligations of Cryo-Cell under the Rights Agreement and to reserve sufficient shares of its common stock to satisfy its obligations under the Rights Agreement. Pursuant to the Rights Agreement, Cryo-Cell will not enter into any consolidation, merger or sale, unless it enters into a supplemental agreement with the acquiring entity for the benefit of the Rights holders.

Any of the terms of the Rights may be amended or terminated by the board of directors at any time, without the consent of the holders of the Rights, except that after such time as any person becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person).

The Rights will expire on December 5, 2017, unless earlier redeemed, exchanged, terminated, or unless the expiration date is extended.

SECTION 12.	LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

As a Delaware corporation, we are subject to legal restrictions on our ability to complete distributions to stockholders (such as dividends and share repurchases). These limitations take into account our retained earnings or the relative balances of our assets and liabilities and are designed to ensure that a corporation does not impair its ability to satisfy its liabilities by returning capital to its stockholders. Compliance with these limitations limits the amount of cash we can distribute to stockholders in the form of the purchase price for tendered shares. We anticipate that we will pay an aggregate purchase price of $2,437,500 for the shares tendered in the Offer, assuming the maximum of 750,000 shares are tendered in the Offer. We do not believe the payment of such aggregate purchase price will be limited by the restrictions imposed by Delaware law described above.

SECTION 13.	UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the United States federal income tax consequences of the tender offer was, within the meaning of Internal Revenue Service Circular 230 Disclosure requirements, written for the purpose of promoting the tender offer, but it was not written or intended to be used, and cannot be used, by a stockholder or any other party for the purpose of avoiding sanctions, including federal tax penalties, under the Internal Revenue Code of 1986, as amended (the “Code”). You should consult your own tax advisor as to the particular United States federal income tax consequences to you of tendering shares pursuant to the tender offer and the applicability and effect of any state, local, or foreign tax laws and recent changes in applicable tax laws.

General. The following summary describes the anticipated material United States federal income tax consequences to United States holders (as defined below) whose shares are tendered and accepted for payment pursuant to the tender offer. This summary is based upon the Code , Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, cooperatives, tax-exempt organizations, partnerships (or entities treated as partnerships for United States federal income tax purposes) and partners in such partnerships, S corporations (and persons who own their interest in shares through an S corporation), expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a “functional currency” other than the United States dollar, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes or persons who received their shares through our equity incentive plan or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer. Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the tender offer.

In addition, except as otherwise specifically noted below, this summary applies only to holders of shares that are “United States holders.” For purposes of this discussion, a “United States holder” means a holder of shares that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions or (ii) that has a valid election in place to be treated as a United States person for United States federal income tax purposes.

Holders of shares who are not United States holders (“foreign stockholders”) are particularly urged to consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Shareholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

Characterization of the Purchase. The purchase of a United States holder’s shares by Cryo-Cell pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder’s particular circumstances, be treated either as having sold shares or as having received a distribution in respect of stock from Cryo-Cell.

Under Section 302 of the Code, a United States holder whose shares are purchased by Cryo-Cell pursuant to the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss, if the purchase:

•	results in a “complete termination” of the United States holder’s equity interest in Cryo-Cell;

•	results in a “substantially disproportionate” redemption with respect to the United States holder; or

•	is “not essentially equivalent to a dividend” with respect to the United States holder.

One of the tests described above, collectively referred to as the “Section 302 tests,” must be satisfied in order for the purchase of shares by Cryo-Cell pursuant to the tender offer to be treated as a sale of shares for federal income tax purposes.

Complete Termination Test. The purchase of a United States holder’s shares by Cryo-Cell pursuant to the tender offer will result in a “complete termination” of the United States holder’s equity interest in Cryo-Cell if all of the shares that are actually and constructively owned by the United States holder are sold pursuant to the tender offer. If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a “complete termination” has occurred. With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder. Holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

Substantially Disproportionate Test. The purchase of a United States holder’s shares by Cryo-Cell pursuant to the tender offer will result in a “substantially disproportionate” redemption with respect to the holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of such shares actually and constructively owned by the holder immediately before the purchase (treating as outstanding all shares purchased pursuant to the tender offer), and immediately following the exchange, the holder actually and constructively owns less than 50% of the total combined voting power of stock of Cryo-Cell.

Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder’s shares by Cryo-Cell pursuant to the tender offer will be treated as “not essentially equivalent to a dividend” if the reduction in the holder’s proportionate interest in Cryo-Cell as a result of the purchase constitutes a “meaningful reduction” given the holder’s particular circumstances. Whether the receipt of cash by a stockholder who sells shares pursuant to the tender offer will be “not essentially equivalent to a dividend” will depend upon the stockholder’s particular facts and circumstances. If, as a result of an exchange of shares for cash pursuant to the tender offer, a United States holder whose relative stock interest in Cryo-Cell is minimal (e.g., less than 1%) and who exercises no control over the corporate affairs of Cryo-Cell suffers any reduction in its proportionate interest in Cryo-Cell (including any ownership of shares constructively owned), the United States holder should generally be regarded as having suffered a meaningful reduction in its interest in Cryo-Cell. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

In determining whether any of the Section 302 tests have been met, a United States holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of Section 318 of the Code (including shares that may be acquired through options that it owns or shares held by certain members of the United States holder’s family). In addition, under certain circumstances it may be possible for a tendering United States holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the shares that are actually or constructively owned by the United States holder but that are not purchased pursuant to the tender offer. Alternatively, a United States holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of shares by the United States holder or by a related party whose shares are constructively owned by the United States holder. United States holders should consult their own tax advisors regarding the consequences of any such sales or acquisitions in their particular circumstances.

Treatment of Tender Offer as Sale or Exchange. If a United States holder satisfies any of the Section 302 tests explained above, the United States holder will be treated as if it sold its shares to Cryo-Cell and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the tender offer and the United States holder’s adjusted tax basis in the shares surrendered in exchange therefore. Such gain or loss will be long-term capital gain or loss if the United States holder’s holding period for the shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by Cryo-Cell from a United States holder pursuant to the tender offer. In certain circumstances, a holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender pursuant to the tender offer if less than all of its shares are tendered pursuant to the tender offer, and the order in which different blocks will be purchased by Cryo-Cell in the event of proration pursuant to the tender offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation. Under the “wash sale” rules of Section 1091 of the Code, losses recognized on shares sold pursuant to the tender offer will be disallowed to the extent the United States holder acquires shares of Cryo-Cell within thirty days before or after the date the shares are purchased pursuant to the tender offer and in that event, the basis and holding period will be adjusted to reflect the disallowed loss.

Treatment of Tender Offer as a Dividend or Distribution. If a United States holder’s exchange of shares for cash pursuant to the tender offer does not satisfy any of the Section 302 tests, and therefore does not constitute a sale or exchange for United States federal income tax purposes, the receipt of cash by such United States holder pursuant to the tender offer will be treated as a distribution, and the United States holder’s tax basis in the shares exchanged generally will be added to any shares retained by the United States holder. The distribution will be treated as a dividend to the extent of Cryo-Cell’s current and accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of the distribution exceeds Cryo-Cell’s current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States holder’s adjusted tax basis in its shares, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the United States holder’s holding period for the shares at the time of the exchange exceeds one year. Provided that minimum holding period requirements and other limitations are met, dividend income with respect to non-corporate United States holders (including individuals) is eligible for United States federal income taxation at a maximum rate of 20%. If a sale or exchange of shares for cash pursuant to the tender offer by a corporate United States holder is treated as a dividend, the corporate United States holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of section 1059 of the Code. Corporate United States holders are urged to consult their tax advisors regarding

(i) whether a dividends received deduction will be available to them and (ii) the application of section 1059 of the Code to the ownership and disposition of their shares.

Oversubscription. Cryo-Cell cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause Cryo-Cell to accept fewer shares than are tendered. Therefore, no assurance can be given that Cryo-Cell will purchase a sufficient number of a United States holder’s shares pursuant to the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes. Accordingly, a tendering United States holder may choose to submit a “conditional tender” under the procedure described in Section 6, “Conditional Tender of Shares,” which allows the United States holder to tender shares subject to the condition that a specified minimum number of the United States holder’s shares must be purchased by Cryo-Cell if any shares so tendered are purchased.

Foreign Shareholders. As described in Section 3, generally the Depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the tender offer to a foreign stockholder or his agent, unless (i) the foreign stockholder delivers to the Depositary an applicable properly completed and executed IRS Form W-8ECI, IRS Form W-8 BEN, or any other applicable form before the payment is made and the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or otherwise or the Depository determines that proceeds received by the foreign stockholder are entitled to capital gains treatment. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if the foreign stockholder meets any of the Section 302 tests described above. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign stockholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld.

Shareholders Who Do Not Receive Cash Pursuant to the Tender Offer. Shareholders whose shares are not purchased by Cryo-Cell pursuant to the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

Backup Withholding. See Section 3 with respect to the application of United States federal backup withholding tax.

Shareholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including without limitation the applicability and effect of the constructive ownership rules, any state, local and foreign tax laws, and any proposed changes in applicable tax laws.

SECTION 14.	EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. We further expressly reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing the number of shares being sought in the tender offer.

Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through PR Newswire or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer, and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such ten business day period.

If we increase the value of shares purchased in the tender offer such that the additional amount of shares accepted for payment in the tender offer does not exceed 2% of the outstanding shares, this will not be deemed a material change to the terms of the tender offer and we will not be required to amend or extend the tender offer. See Section 1.

SECTION 15.	FEES AND EXPENSES

We have retained Laurel Hill Advisory Group, LLC to act as Information Agent in connection with the Offer. As Information Agent, Laurel Hill Advisory Group, LLC may contact holders of shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee stockholders to forward materials relating to the Offer to beneficial owners. Laurel Hill Advisory Group LLC, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Continental Stock Transfer and Trust Company to act as Depositary in connection with the Offer. In its capacity as Depositary, it will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of Cryo-Cell may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, banks and other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers, commercial banks, trust companies or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as agent of Cryo-Cell, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of shares in the Offer, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

SECTION 16.	MISCELLANEOUS

The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any U.S. jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such U.S. jurisdiction. If we become aware of any U.S. jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such U.S. jurisdiction and extend the tender offer to holders in such U.S. jurisdiction. If we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in that U.S. jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning our company.

Tendering stockholders should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized any person to make any recommendation on our behalf as to whether stockholders should tender or refrain from tendering shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us or any member of the board of directors.

June 30, 2015

The Letter of Transmittal and share certificates and any other required documents should be sent or delivered by each stockholder, or that stockholder’s broker, dealer, commercial bank, trust company or nominee, to the Depositary at its address set forth below.

The Depositary for the Tender Offer is:

Continental Stock Transfer and Trust Company

By Mail, Overnight or Hand Delivery:	By Facsimile Transmission:

Continental Stock Transfer and Trust Company 17 Battery Place-8th Floor New York, NY 10004 Phone:917-262-2378 Fax: 212-616-7610	For Eligible Institutions Only: 212-616-7610 For Confirmation Only Telephone: 917-262-2378

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

The Information Agent for the Offer is:

2 Robbins Lane, Suite 201

Jericho, New York 11753

Banks and Brokers Call (516) 933-3100

All Others Call Toll-Free (888) 742-1305